                                                                      Exhibit 12

                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation Of Ratios Of Earnings To Fixed Charges

                         (In millions except ratio data)

                                Six Months
                                  Ended                              Years Ended December 31
                                  June 30       --------------------------------------------------------------------
                                   1998           1997           1996           1995           1994           1993
                                 --------       --------       --------       --------       --------       --------
Income Before Taxes              $3,461.3       $6,462.3       $5,540.8       $4,797.2       $4,415.2       $3,102.7
Add:
 One-third of rents                  28.2           47.0           41.0           28.1           36.0           35.0
 Interest expense, net               58.4           98.2          103.2           60.3           96.0           48.0
 Preferred stock dividends             .8           49.6           70.0            2.1             --             --
                                 --------       --------       --------       --------       --------       --------
  Earnings                       $3,548.7       $6,657.1       $5,755.0       $4,887.7       $4,547.2       $3,185.7
                                 ========       ========       ========       ========       ========       ========

One-third of rents               $   28.2       $   47.0       $   41.0       $   28.1       $   36.0       $   35.0
 Interest expense                    81.8          129.5          138.6           98.7          124.4           84.7
 Preferred stock dividends             .8           49.6           70.0            2.1             --             --
                                 --------       --------       --------       --------       --------       --------
  Fixed Charges                  $  110.8       $  226.1       $  249.6       $  128.9       $  160.4       $  119.7
                                 ========       ========       ========       ========       ========       ========
Ratio of Earnings
 to Fixed Charges                      32             29             23             38             28             27
                                 ========       ========       ========       ========       ========       ========

For purposes of computing these ratios, "earnings" consist of income before taxes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.